EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	David S. Graziosi
Chief Financial Officer
832-366-2508

RESOLUTION PERFORMANCE PRODUCTS LLC ANNOUNCES FULL YEAR AND 4Q 2004 RESULTS:

• POSITIVE TREND CONTINUES WITH OPERATING INCOME AND EBITDA INCREASES FOR THE FULL YEAR AND FOR THE FOURTH QUARTER COMPARED TO 2003;

• COMPANY RELEASES VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS

HOUSTON, March 29, 2005 – Resolution Performance Products LLC, a leading worldwide manufacturer and developer of epoxy resins, today reported its financial results for the year ended December 31, 2004.  The year end results include total revenues of $996 million, operating income of $32 million and EBITDA of $79 million.  Revenues increased by $214 million, or 27%, operating income increased by $36 million and EBITDA increased by $21 million, or 36%, respectively, from 2003.

For the fourth quarter of 2004, revenue was $288 million up $92 million, or 47%, from the same period last year and up $43 million, or 18%, from the third quarter of 2004.  EBITDA in the quarter was $26 million, which represents increases of $9 million, or 53%, from the same period last year and $6 million, or 30%, from the third quarter of 2004, respectively.

“We are pleased with the positive trend in operating income which reflects our efforts to reestablish acceptable margins in the various markets we serve as well as the continued growth of the higher valued specialty products in our portfolio,” said Marvin O. Schlanger, Chairman and CEO.

“While fourth quarter EBITDA is at annualized rate above cash flow breakeven, we are taking additional steps in our marketplace – particularly in  light of the continued pressure in raw materials resulting from record high crude oil prices - to ensure margins reach a long-term acceptable level,” Schlanger added.

Resolution Performance Products LLC also announced today that it will adjust its financial statements for the year ended December 31, 2003, and for each of the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, to recognize deferred tax liabilities in the determination of an allowance for deferred tax assets (net operating losses) with respect to a wholly-owned subsidiary in the Netherlands. Recognition of deferred tax liabilities in the determination of the allowance for deferred tax assets results in the total release of the valuation allowance.  The adjustments to the prior period financial statements are non-cash adjustments and do not change prior period reported EBITDA amounts.  As a result of the adjustments, the Company is decreasing the net loss by $17 million, $1 million, and $1 million for the year ended December 31, 2003, and each of the quarters ended March 31, 2004, and June 30, 2004, respectively.  The Company is increasing the net loss for the quarter ended September 30, 2004 by $4 million.  The adjustments to the previously issued financial statements referred to above will be reflected in the Company’s Form 10-K for 2004 to be filed on or about March 31, 2005.

Resolution Performance Products will be hosting an investor conference call on March 31, 2005 at 10:00 a.m. eastern time.  The public is cordially invited to participate by dialing the following toll-free number: 1-888-632-5950 or 713-481-1320. If you are unable to listen to the call at that time, the replay will be available for 7 days until April 7, 2005 by dialing 1-888-632-5950 and asking the operator for the Resolution Performance replay.

Resolution Performance Products is a leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of versatic acids and derivatives.  Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.  Versatic acids and derivatives are specialty products which complement our epoxy resin product offerings in coatings, adhesives and construction applications.  The Company, with approximately 950 employees, has operations in the United States, Europe and Asia.  Additional information about the Company and annual, quarterly and current report filings are available on its website at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements.  The Company can give no assurance that such expectations will prove to be correct.  Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (file No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC

Consolidated Statements of Income

(in millions of U.S. dollars)

	Year ended December 31,
	2004	2003
		(Restated)
Revenues	$993	$781
Other revenues	3	1
Total	996	782

Costs and expenses:
Purchase and other variable costs	715	558
Operating expenses	128	113
Selling, general and administrative	56	53
Depreciation and amortization	47	46
Research and development	18	16
Total	964	786

Operating income (loss)	32	(4)

Gain on sale of assets(1)	—	14
Income from equity investment	—	2
Interest expense, net	79	76

Loss before taxes	(47)	(64)
Income tax expense (benefit)	20	(19)
Net loss	$(67)	$(45)

EBITDA (2)	$79	$58

(1) On November 14, 2003, a wholly owned subsidiary of the Company completed the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd to its joint venture partner, Mitsubishi Chemical Company for a purchase price of $23 million.  A gain on the sale was recorded in the amount of $14 million after recognizing direct costs of $5 million and accumulated foreign currency translation gain of $4 million.

(2)   EBITDA represents loss before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure.  However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net loss, as determined under United States generally accepted accounting principles and EBITDA (in millions):

	Year Ended December 31,
	2004	2003
		(Restated)
Net loss	$(67)	$(45)
Income tax expense (benefit)	20	(19)
Interest expense, net	79	76
Depreciation and amortization	47	46

EBITDA	$79	$58